Exhibit 99.1 to Form 8-K

Alexander & Baldwin, Inc.
Transcript of “2007 Business Outlook”
November 21, 2006

Allen Doane - Alexander & Baldwin, Inc. - Chairman, CEO

Aloha. Welcome to Alexander & Baldwin’s 2007 business outlook presentation webcast. This is Allen Doane in Honolulu, and I’m joined today by Jim Andrasick, Matson Navigation Company President and CEO; Stan Kuriyama, A&B Land Group President and CEO; and Chris Benjamin, our CFO.

In addition, I’m joined by a group of equity analysts and shareholders. The slides for today’s webcast are available on our homepage at www.alexanderbaldwin.com.

Statements in this presentation that set forth expectations and predictions are based on facts and situations that are known to us as of November 21, 2006. Actual results may differ materially due to risks and uncertainties such as those described on pages 16 to 21 of the Form 10-K in our 2005 annual report, and our other subsequent filings with the SEC. Statements in this presentation are not guarantees of future performance.

Our presentation today will last approximately 40 minutes, at which time we will entertain questions. There are four major topics in our presentation and each of us will touch on various aspects of them. We will discuss ways that A&B continues to create sustained shareholder value. We will describe tangible initiatives underway that allow us to manage in a changing economic environment in our various business segments. We will outline major growth initiatives that leverage our businesses, relationships, and assets, and expertise. We will provide a business outlook for 2007.

We are excited about our prospects for 2007, as we proceed along a strategic evolution that commenced a number of years ago. There are five critical ways that we have and will continue to create shareholder value. These five themes will serve as an outline for today’s discussion as we talk about both what we have done and what we will do to create value using these principal business drivers.

The foundation of our success has been and will continue to be developing sound strategies and executing operational excellence in the implementation of these strategies. Our track record here is clear, with the Company having undergone a strategic and dramatic set of changes since the late 1990s, while achieving consistently improving performance.

Today, our immediate challenge is to adapt to a changing economic environment, and our actions must include what I call appropriate defensive measures. But just as importantly, they must not neglect offensive actions to identify new sources of earnings growth. One of our primary objectives today is to share with you how we are approaching these growth initiatives.

Finally, we believe that an essential role is the effective allocation of capital. We will discuss our philosophy of capital allocation.

This slide, which is a similar one to one that you have probably seen before, highlights the most significant elements of our strategic evolution. Historically, we had leveraged our key value drivers, most notably our expertise in entitling and developing historical land in Hawaii and our primary Hawaii trade.

Our strategic shift began in the late 1990’s as we expanded our footprint to non-Company-owned lands and grew our non-asset-based intermodal businesses to vertically extend Matson’s value chain. More recently, we have convincingly broadened our market reach to a diversified pipeline of commercial, residential, and resort properties and a significant presence in China.

We feel good about the direction the Company has taken, confident that we are pointing our compass in the right direction. There will be further evolution for A&B, and we continue to build on our strengths. But the steps we have already taken position us well for the future.

These steps, we believe, are a primary driver of the excellent results we have achieved over the past five years, including an 18.9% annual total return to shareholders. We acknowledge that the last 12 months have been challenging for our stock, even as we have exceeded market expectations with our financial performance. We have faced a headwind created in part by macroeconomic factors, pressure on residential real estate companies, and our transition from the APL alliance to our China service. But we are proud of our performance of this year in delivering results.

Without effective operating execution, strategies are worthless. We take note of the superior performance that has consistently characterized our operations. In the latest full-year 2005, Matson was ranked fifth of 28 publicly-traded shipping companies globally in operating margin. Our China services established a superb record of having 93% of its eastbound cargo ready for pickup on Monday morning after a Sunday evening arrival in Long Beach. Matson Integrated Logistics is a success story in every dimension and will complete this year having generated over 60% compound annual earnings growth since 2001.

In our real estate business, our commercial portfolio currently has 97% occupancy levels. Lastly, A&B Properties’ development projects have achieved superior returns.

While it is most important that our efforts translate into superior financial performance for our shareholders, we also appreciate the recognition by many organizations for the good work that we do.

A third theme is our ability to adapt to changing conditions. As the year has progressed we have experienced a moderation in the growth of Hawaii’s economy, as well as a more substantial change in Hawaii’s residential markets. Both Matson and A&B Properties have been affected. We have adapted and continue to adapt to a changed environment; and we should end 2006 with better financial performance than expected when the year began.

Why? Several of our businesses have not been affected, including the commercial portfolio and Matson Integrated Logistics. In those businesses that have been affected, actions have been taken to reduce the impact. At Matson, a gap program was instituted in the second quarter to realize increased efficiencies in Hawaii and Guam. At A&B Properties, careful project underwriting, presale requirements, and other risk mitigation measures have, so far, minimized the financial impact of a pronounced shift in residential markets.

A fourth theme is our fundamental commitment to profitable growth. While the defensive measures I have just described are important, we are equally focused on playing offense and seeking growth opportunities in our existing businesses. We must maintain our commitment to growth, as we see many potential opportunities now--as many or more than we have in the past.

Earlier this year, I initiated half a dozen growth initiatives within the Company, and more are being established as we speak. We are completely focused on core growth, not getting into new businesses where we have little or no expertise. We leverage what we already know, and are increasingly leveraging the connections between our businesses.

As you know, we are in the implementation stage on a number of growth initiatives--Matson’s China service, A&B Properties’ Project X, with acquisitions in Hawaii, Matson Integrated Logistics’ acquisitions, and specialty sugar expansion. I could spend the entire 40 minutes on new growth initiatives; but instead, I will ask Jim and Stan to describe our specific initiatives in a few moments.

The key takeaway is our commitment to continue growing the Company through the identification, evaluation, and implementation of new ways and new places to leverage our expertise. Depending on how they are defined, we have seven to 10 new growth initiatives under evaluation at this stage.

The majority may not pencil out, but several will. As initiatives either move forward to implementation or are dropped, others are identified. What is interesting here is the linkage between several of our businesses, Logistics and Real Estate being the most obvious.

The fifth and final theme is capital allocation. There is no more important job we have than to allocate your capital. At the heart of this process is a fundamental decision about how much cash is retained in the business and how much is returned to shareholders. We take this seriously and have demonstrated a record of returning cash via dividends to shareholders, while not hesitating to make large, strategic investments in the business. Allocations among our core businesses, and then within them to individual projects, are made by following a disciplined and comprehensive approach that results in the highest and best use of capital.

Let me conclude with brief comments on the 2007 outlook. You can expect that Jim, Stan, and Chris will also comment on 2007. The earnings outlook for 2007 is relatively favorable, as we are just completing our 2007 business plans. Of course, underlying the relatively favorable description are assumptions that market conditions will be stable, similar to current conditions. As these conditions have moderated in 2006, we are forecasting neither a material improvement or a deterioration in the environment.

We expect to deliver very good growth at A&B Properties and MIL, and more modest growth at Matson. Most importantly, we are fully committed to delivering both short- and long-term value to our shareholders. With that, I will turn the next part of the presentation over to Jim Andrasick. Jim?

Jim Andrasick - Matson Navigation Company, Inc. - President, CEO

Thank you, Allen, and aloha. It is my pleasure to provide an update for Matson’s two major businesses, Ocean Transportation and Logistics. I would like to begin by highlighting the strong performance that Matson has achieved in the recent past.

We have delivered top-tier margins in Ocean Transportation by continuously reinvesting in our operations; and not just with new assets, but with new processes and information systems. The result has been superior operational efficiencies and award-winning customer service.

In 2005, as Allen has highlighted, Matson ranked fifth among 28 public shipping companies worldwide for operating profit margins according to a report by American Shipper magazine. But more importantly for our shareholders, we continue to make excellent progress in our China service, and our margins for the year have been improving steadily thanks in large part to the growth of that business, as well as moderating fuel costs and seasonality.

This is noteworthy considering the transition we made in 2006 to all-new Guam-China deployment. As many of you know, the China deployment we developed, which provides revenue-producing leg, 7/8 of the way across the Pacific and offers market-leading transit times on our return, does create great opportunity for us to leverage in the future. By the way, I should point out that the lane is profitable for us after only 10 months from a dead start.

Matson Integrated Logistics has produced record earnings so far in 2006. We have an enthusiastic and experienced management team that really does excel in solving customers’ problems. We will continue to grow our highway and expedited service lines, which directly impact our profitability.

Our West Coast stevedoring joint venture, SSAT, has introduced leading-edge information systems at its six terminals at Seattle, Oakland, and L.A.-Long Beach, improving productivity; and it’s well positioned to capture rising Asian export volumes in the future.

To effectively manage the changing market, we are well along in exploring a wide range of ideas to improve operational efficiencies. Through these efforts, we hope to stay ahead of the curve and, of course, ahead of our competition.

At Sand Island, our main terminal in Honolulu and the gateway through which every ship we operate passes, we’re looking at expanding our network capacity and improving our transshipment productivity. These enhancements may include acquisitions of cranes for placement in neighbor island locations, which would be a first; conversions of one or two of our largest vessels, the C-9, to what is called an open-top design, to add to productivity; and adding more parking stalls and land area for a more efficient on-dock operation. Of course, we could not do any of this without the full cooperation of our ILWU workforce, which also has been stretched by the demands of more frequent vessel calls, both cargo and passenger.

In addition, we are instituting new processes for managing our containers, for greater utility throughout the entire system, which now extends from inland China to all destinations across the U.S. mainland. This container effort really has been a successful collaboration between MIL and the Ocean operation’s teams.

Our experience in China has opened new opportunities for us that would never have been available prior to entry in this market. What we have learned in extending our service is that there are a number of areas where we can engage and expand our core expertise, not only in shipping, but in our Logistics and even real estate development knowledge.

It is well known that there is a fundamental lack of infrastructure in China for efficient overland transportation, port warehousing, and logistics. We are exploring a number of potentially high-margin solutions to these needs with prospective partners. What I can say from the ground is that the chokepoints in China will not be in ocean transit, but in getting goods from factory to ship, and ship to end-user, in an expedited fashion.

As part of our new Honolulu-Guam-China investment, we have become more involved in the islands of Guam, the Federated States of Micronesia, and the Marshalls. It is no surprise that we are very good at serving island communities. We quickly understood the dynamics of those specific island states. More importantly for our future, we have established a solid reputation in the trade, offering a seamless single-bill solution that incorporates ocean, truck, and rail transport of goods to and from Guam.

In speaking at a recent conference here in Honolulu related to business opportunities in the region, it was clear that there is a growing interest in this market. I was also encouraged by conversations I had with our contacts in the military about use of our vessels as a primary provider. In addition, we believe that with modernization of the port, irrespective of who operates it, Guam will emerge as an important transshipment hub for points east, China and the Philippines, as well as South Indonesia. Matson is well placed to lead this growth in the area of Ocean Transportation.

As Allen said, Matson Integrated Logistics continues to perform exceptionally well and provides ample opportunities for us going forward. We will continue to grow the business organically through focused sales initiatives and integration of new volume we’re seeing as a result of Matson’s China service, which lends itself to an expedited service model. It is estimated that two-thirds of the goods coming out of China to the U.S. end up east of the Mississippi.

You will note from the slide that the operating profit through the first three quarters of 2006, which is highlighted in green on this slide, has eclipsed the entirety of operating profits from MIL in 2005.

I would point out the graphic, in the upper right of the slide, we showed it two years ago. This has proven out that this business truly is scalable.

As you can see from this map of our U.S. operations, we have established a true nationwide logistics and sales network. I think we are in a prime position to leverage existing assets, to meet the demand for cargo transportation services. We will continue to actively pursue the purchase of regional logistics-based companies when the multiples are right, the people are right, and when the product service extension is spot on.

We also are actively exploring on-time guarantees from China as part of a suite of expedited service offerings. With just-in-time inventory requirements becoming more demanding daily, we are certain that there is a premium to be realized for the provider who can deliver on-time results without resorting to air cargo, which is eight times as expensive. We intend and hope to be that provider.

Turning to the outlook for 2007, we believe it to be good. We expect modest single-digit growth in our core Ocean transit services, growth in our Logistics segment that will be attractive, but not near the record pace of growth achieved in 2006.

As Allen has indicated, we are assuming market stability, but are prepared to meet any competitive pressures that may arise as a result of a moderation in the Hawaii economy. Just like the seas, the economy can be a fickle master. With that said, opportunities do surround us, in expedited service offerings, acquisitions to extend our logistics value chain, Guam transshipment expansion, and in the collaboration of A&B Properties with our Pacific and China strategies.

With that as a segue, I will turn this podium to Stan Kuriyama, who will speak about properties and real estate. Stan?

Stan Kuriyama - A&B Land Group - President, CEO

Thank you, Jim. Despite our share of challenges, 2006 has been a strong year for A&B Properties. Provided our remaining sales in escrow close as scheduled, we expect to meet or exceed our earnings guidance for 2006 of a 13 to 15% increase over 2005, exclusive of the onetime insurance gain from a fire at one of our shopping centers early last year.

As you can see from this slide, earnings from real estate operations have grown at a compounded rate of 16% a year since 2002. Our lease portfolio generates approximately 50% of our real estate income, and continues to perform superbly. Occupancy at the end of October averaged 97% of our mainland properties and 98% for Hawaii. Although these high rates cannot be sustained indefinitely, we expect our superior performance to continue for the foreseeable future.

Entitling and permitting remains challenging, but it is a daily activity for us and one we perform well.

Of course the story in the past few months, both in Hawaii and across the nation, has been the dramatic slowdown in the residential markets. The impact from this slowdown for A&B vary considerably from project to project. Over the next couple years, we will continue to move forward on projects that occupy strong market positions, which are long-term projects that will naturally encounter down market cycles like we’re now experiencing.

On the positive side, we also expect that a softening market will create favorable new investment opportunities for us, allowing us to capitalize on our strong financial position and our extensive local network.

Our lease portfolio consists of high-quality properties in good locations. We focus on market niches not generally served by large institutional investors or REITs. We’re able to generate above-average returns by funding our acquisitions primarily with tax-deferred 1031 proceeds and a strong asset management program. Our properties are well diversified by geography and product type, which provides protection against location-specific downturns or slowdowns in the development side of our business.

Complementing the steady performance of our lease portfolio is a strong and diverse development pipeline that will yield bottom-line results for a number of years to come. The aggregate capital commitment for the 15 projects shown on this slide is expected to range somewhere between 700 and $900 million.

We actively manage our capital risk through a variety of vehicles. For development projects, for example, we mitigate risk through self-imposed pre-sale or pre-leasing requirements, phased development, and joint ventures with other developers. JVs allow us to share expertise, expand our development reach beyond our existing land holdings, and leverage our capital and staffing resources.

One of the hallmarks of how we do business is a highly disciplined underwriting process, which is based on our local knowledge of the Hawaii markets. Approximately $500 million of capital is invested in our lease portfolio of44 quality high-occupancy low investment risk properties. Another $250 million of committed capital is represented by development projects which, due to their low-cost basis, pre-sold status, or other attributes, are investments we consider to bear relatively low development risk. That leaves about $150 million of committed capital for development projects bearing higher but typical development risk. With 85% of our invested or committed capital therefore occupying the lower end of the risk spectrum, we feel very comfortable with the overall risk profile of our real estate investments.

We have a continual assessment of how best to enhance the value and monetize our significant land holdings. As most of you know, the entitlement process in Hawaii is long and difficult, but it is a fundamental building block for value creation. The entitlement process will be further complicated by a new workforce housing ordinance passed by the Maui County Council in early November, which requires 40 to 50% of the units in new projects to be sold at affordable and gap prices.

Over the near term, the ordinance will not have a material impact on us due to the diversity of our portfolio, and affordable and gap projects we already have begun planning. However, the ordinance could deter new projects from being built on Maui; and we therefore will continue to work with other developers and our elected officials to amend the ordinance in a manner that strikes a better balance between market and workforce housing.

Complementing our entitlement activity is a program of systematically evaluating our non-core lands for sale to third parties. By non-core, we mean lands that are not used in our agricultural activities, have little or no development potential, and are not located in the conservation district. Sale of these non-core lands, as well as opportunistic sale opportunities that regularly occur, all contribute to a diversified portfolio capable of generating income growth for the Company even during down market cycles.

Project X is an internal term we use for our ongoing program of investing in real estate outside of our historic Hawaii land holdings. It is an integral part of the Company’s strategic evolution and has enjoyed considerable success.

Some of our investment criteria are presented in broad terms on this slide. The next slide shows that we have made 25 Project X investments in Hawaii since 1999, representing an aggregate capital commitment of over $650 million. The program is successful because of our market knowledge and contacts, and a strong competitive advantage provided by our financial strength. The vast majority of these 25 Hawaii investments shown on this slide were either privately negotiated or properties that were not publicly listed for sale.

As mentioned earlier in the presentation by Allen, many of our growth initiatives are based on opportunities that leverage core expertise and relationships. During a period of declining residential opportunities in Hawaii, we will continue our search for good investments outside of the state. For example, we will again be partnering with Intertex, our partner for several of our successful initiatives in Valencia, California, by entering the community of Bakersfield, which we believe is an underserved commercial market with favorable growth prospects.

In Guam and China we’re leveraging Matson’s presence to open opportunities. We are in the final stages of evaluating a residential joint venture in Guam and believe the opportunity exists for more investments in that high-potential market. China is clearly an exploratory initiative for us, but opportunities certainly seem to exist in logistics warehousing.

Let me now say a few words about our sugar operations. A major part of our effort to wean us from the commodity side of the business has been to expand our production of what we call specialty sugar, which consists of non-refined, larger-grain, brown or white sugar crystals.

We have enjoyed good success in the sale of the brown crystals and hope to build upon that success with the white crystals by supplying some of the country’s largest packaged food and beverage manufacturers with what the industry considers to be a natural food ingredient. We will continue to invest in specialty sugar production facilities at our Puunene mill on Maui, with the expectation of one day having over a quarter of our total sugar production channeled into specialty sugars.

We also continue to evaluate the nearer-term opportunity of distilling our molasses byproduct into ethanol, and the longer-term opportunity of converting sugar cane itself into ethanol or electricity. Perhaps not surprising given the increasing production and demand for ethanol, the cost of building an ethanol facility has increased. The future pricing of ethanol remains less certain. What has not changed, however, is the need to lessen Hawaii’s dependency on imported fuel. We therefore will continue to fully evaluate all opportunities to transform our plantation into a major energy producer.

In summary, we expect good financial results for our real estate business in 2007 based on a mix of leasing income, development sales, and property sales. Full-year earnings growth should be consistent with our long-term targets for this business. Leasing performance will remain strong, although our current high occupancies will moderate year-over-year growth. Development projects that were pre-sold in prior periods will be harvested in 2007 and will be supplemented by projects currently under development.

Construction activity will step up at our Kukui’ula project on Kauai. While Kukui’ula’s sales are being impacted by a softening residential market, we have not lost any confidence in its success over a 10-year development horizon. There simply will be no other project comparable in quality and lifestyle to Kukui’ula on Kauai--or for that matter most of the rest of the state of Hawaii.

We will continue to seek, on a very disciplined basis, new investments outside of our core land holdings. A softening residential market will eventually create good buying opportunities for us.

Agribusiness earnings will remain modest, especially as that business faces low sugar pricing and remains in transition away from dependence on commodity sugar sales. Let me now turn it over to Chris, who will speak to A&B’s capital and financial outlook.

Chris Benjamin -Alexander & Baldwin, Inc. - SVP, CFO and Treasurer

Thank you, Stan. Before I get into our 2007 capital and financial outlook, I would like to say a few words about 2006 and our expectations for the fourth quarter. As you know, we don’t provide point estimates; and the guidance given during our third-quarter call remains generally valid, with one exception. The food products segment is likely to have worse performance in the fourth quarter than previously anticipated due to challenging harvest conditions at our sugar plantation and a significant drop in sugar pricing.

While this segment is relatively small for us, we do expect that instead of the nominal profitability we forecast a few weeks ago, we will have a loss of somewhere between 2 and $4 million at the operating profit level for the fourth quarter. I would point out, however, that through the third quarter the food products segment has earned over $10 million year-to-date and of course will end up the year quite positive.

With that, let me turn to next year. This slide shows our preliminary 2007 capital budget compared with our 2006 projected total spending. As you can see, the most dramatic year-over-year change will be at Matson where, of course, we will not repeat the $150 million vessel purchase that we undertook this year. This produces an overall capital budget for 2007 that is lower than 2006.

The majority of the Matson capital in ‘07 relates to vessel and terminal related investments aimed at improving operational efficiencies; while most of the real estate capital is for development activities, especially construction at our Keola La'i condominium.

While this budget does include some growth capital for projects that are not yet identified, specifically about $40 million of acquisition capital within our real estate group, it does not reflect significant capital for the many initiatives described today. If a number of these initiatives prove fruitful, our capital budget could increase for 2007; and we do have the financial capacity for that.

This next slide shows our consolidated debt levels and debt to debt-plus-equity ratio over the past several years. As you can see, our debt to capital has generally ranged from the low 20s to roughly 30% over this time period.

As we indicated over a year ago, it is our intent to increase our leverage, primarily through strategic investments, to the 35 to 40% range; and we have been making progress. This is a range that we feel optimizes our use of leverage and minimizes our cost of capital, but still leaves sufficient flexibility and capacity to pursue strategic investments that in our business tend to be very opportunistic.

One other comment that I would make with respect to our capital structure is simply a reminder that in December we will take down the first of three tranches of our $125 million 10-year term financing through Prudential. This first tranche of $50 million carries a fixed interest rate of 5.53%.

Earlier this year, the A&B Board of Directors approved an increase in our quarterly dividend to $0.25. With the dividend increase and our recently concluded accelerated share repurchase, we have returned 69% of our aggregate net income back to shareholders over the past nearly 10 years. We also have Board authorization to repurchase just over another 2 million shares of our common stock.

While the timing of future share purchases, if any, has not been determined, it is important that the Company has the ability to undertake repurchases as market conditions, investment alternatives, and balance sheet considerations warrant. We continue to view and evaluate share repurchases as an investment. While we will not use them simply to enhance EPS or combat dilution, we won’t hesitate to continue buying our shares if we have the capacity and if we believe that they are our best investment option.

Finally, I would like to turn to our outlook for 2007 earnings. This guidance is preliminary and, as noted, is based on an assumption of relative market stability at current levels. Of course, a dramatic change in the environment could affect our outlook.

Jim and Stan already have provided some segment-specific commentary. But let me just summarize by referencing the longer-term growth targets that we have established for our two primary operations.

Matson’s consolidated growth in 2007 is expected to be somewhat lower than its long-term target of 8 to 10%. Properties’ performance should be consistent with its 13 to 15% long-term target, with virtually all of the growth coming from development and sales, including property sales. As Stan has noted, food products will likely show only nominal profitability.

Finally, there are no significant changes anticipated in corporate expense in 2007, but we do anticipate that our effective tax rate will return to 38% next year, up from 37.5% this year.

So with that, I would like to open it up for questions. We have about 15 to 20 minutes available for questions. Operator, I would like to ask you to solicit questions from the callers.

QUESTIONS AND ANSWERS

Operator

(OPERATOR INSTRUCTIONS) Jason Kremer of Caris & Company. Jason has disconnected. Jonathan Habermann of Goldman Sachs.

Jonathan Habermann - Goldman Sachs - Analyst

Sloan is here with me as well. Allen, you mentioned the seven or so investments that you’re considering. I am just curious if your sense of--I know they are not included in the CapEx assumptions for next year. But can you give us a sense of the timing? And perhaps just how much. Perhaps a large investment, how large it could be and just a sense of the scale of these types of investments?

Allen Doane -Alexander & Baldwin, Inc. - Chairman, CEO

Yes, there have been descriptions of a number of these initiatives that have been woven through the presentation today. I think that it’s at this stage a little bit premature to give actual numbers. I would say that, for the most part, these investments, if they do occur in 2007 will not in aggregate be all that large. So I wouldn’t put a very big capital component, capital number, into capital spending for these.

I think the most important message is that we have got quite a few prospects that we are in active evaluation on across our business lines. While we know a number of them are not going to bear fruit for us, we think several of them well. So it is a way for us to add growth and good growth to the Company over the next few years. But I wouldn’t put a large capital amount into the equation for it yet.

Jonathan Habermann - Goldman Sachs -Analyst

Okay. I guess a question for Stan. Looking at the real estate cycle and where we are currently, can you just comment on --are prices coming down? Is it related to just liquidity having slowed at this point? What are you seeing? Because you mentioned, obviously, being opportunistic looking ahead.

Stan Kuriyama - A&B Land Group - President, CEO

My reference to opportunistic was really to opportunistic land sales, whether they be parcel sales, one - off parcel sales, or just really good offers that make financial sense for us to sell.

In terms of the residential market, yes, if you look at statistics to date, what you see clearly a big drop in sales volume; a drop in some of the other related statistics -- days on market, the number of listings. But sales prices really are still up year-over-year, but flat for 2006.

So really the question is, going forward what will happen to sales prices? There you will probably get different opinions from everyone you ask. I will tell you my personal opinion is at some point a decline in sales volume is going to have to have an impact on sales prices. We haven’t seen it yet. Other people, like other economists, are still predicting flat sales prices for the next few years.

Jonathan Habermann - Goldman Sachs - Analyst

Then just one last question, I guess for Allen, maybe, in terms of China on the Logistics side. How imminent would that investment be? Is that something that you’re just considering at this point?

Allen Doane - Alexander & Baldwin, Inc. - Chairman, CEO

I am going to ask Jim to also comment on this, but what we are doing in China, in the various China initiatives of both Logistics and real estate, are not quite long shots, but they are probably on the farther end of early exploration.

I believe that if we do something in real estate in China, it is going to be relatively small, as a pilot project. I think the Logistics possibilities are more interesting in the immediate timeframe. Jim, if you could just give a couple of comments on how you see it.

Jim Andrasick - Matson Navigation Company, Inc. - President, CEO

Certainly. I think China is a vast and complicated country from a transportation perspective. There have been a number of foreign entities that have been doing business there for years, so we’re going in with our eyes wide open. The kinds of situations that we are in the really formative stage of analyzing right now and talking to potential partners do involve collaborative efforts, for the most part. It would be unrealistic to think that Matson would be able to jump into this market in any kind of material way without a partner in hand.

So it is formative. We do move with caution in this market to minimize risk. If anything happens in 2007, I think it will be on the small side in terms of investment dollars.

Jonathan Habermann - Goldman Sachs - Analyst

Allen, a question in terms of Pasha and Horizon, in terms of the competition you’re seeing on the shipping side. Can you just comment there? I know you have target the $80 million of CapEx. Can you comment how much of that is just maintenance versus defensive?

Allen Doane - Alexander & Baldwin, Inc. - Chairman, CEO

Jim, why don’t you talk about the competition first; and I will chime in at the end.

Jim Andrasick - Matson Navigation Company, Inc. - President, CEO

Well, the competitive set in 2007, certainly we baked that into our outlook that we just described. It involves Horizon Lines, our main competitor in Hawaii and Guam for containerized freight. They have announced plans that have begun to be executed to introduce five foreign-built ships into the U.S. coast at Guam and onward to Asia, a string which would displace the ships currently in that service back to Hawaii, Puerto Rico, and potentially Alaska. Just taking from memory their public releases in this regard, the net effect on the Hawaii service will be an increase in capacity for Horizon Lines. How that capacity is utilized remains to be seen.

So we intend as we always have to focus all our efforts on our customers, providing superior service, both here in Hawaii and in Guam. I will just leave it at that.

As far as automobile carriage, Pasha continues to operate as a privately held partnership, that I think you know. So its results are not available to us. But we see, given the state of contract carriage with the major auto manufacturers, and all those contracts are multiyear agreements, that there won’t be much of a change in the competitive outlook in 2007 versus 2006.

Then if I may go on to the capital question, capital spending certainly is greatly reduced; and I would say that the biggest single project in that 80 or so million is the conversion of one of our C-9 vessels to "rocon;" that is, a roll-on, roll-off as well as a container-carrying vessel. Right now, it is a 100% container ship.

That work will commence very shortly, and that ship will be available for service in its new form mid-year 2007. That will give us certainly another leg up in our productivity, the way we handle automobiles.

The rest of the capital budget is really what I would call maintenance, but with one exception. We continue to reinvest in information technology at Matson. We think that is the key to our future. Many of our legacy systems are approaching the end of their useful life. We feel that it is the right thing to do. I would just say that a fairly good chunk of that $80 million is devoted to the update of those systems.

Allen Doane - Alexander & Baldwin, Inc. - Chairman, CEO

Just a takeaway about that $80 million; about two-thirds of it is normal course replacement; about a third of it is what Jim described with the vessel; and a few other items related to expansion.

Jonathan Habermann - Goldman Sachs - Analyst

Great. One last thing. Just any update on Kauai Kukui'ula, in terms of the sales?

Allen Doane - Alexander & Baldwin, Inc. - Chairman, CEO

Stan?

Stan Kuriyama - A&B Land Group - President, CEO

As you know from the last call, we are in the process now of issuing sales contracts to buyers; having them review them, execute them, have them go binding, and close. So there is a mix of better than 10 sale contracts issued and sales that have close.

Based on the last numbers I saw, I would say the mix probably consists of about 75 to 80 letters of intent. I believe we have closed eight sales to date. Speaking to the sales staff very recently, they expect to issue contracts, perhaps 80 contracts this year, with of course a much smaller percentage of those contracts actually closing by year-end.

Jonathan Habermann - Goldman Sachs - Analyst

Okay, thank you.

Operator

Jason Kremer of Caris & Company.

Jason Kremer - Caris & Company-Analyst

Sorry I got dropped off earlier. I just had a quick question. What percentage of your Matson business is dedicated to construction materials, or is for the transportation of construction materials?

Jim Andrasick - Matson Navigation Company, Inc. - President, CEO

We really have not revealed that information for competitive reasons. I would add, the other part of our outlook for ‘07 in terms of competition, is there are barges that run from the West Coast to Hawaii that carry primarily construction materials. But I would say we have not revealed the percentage; but certainly, it is less, far less than a quarter of our business.

Jason Kremer - Caris & Company - Analyst

Okay. Also, do you guys have a revenue guidance that you could give, excluding fuel surcharges as they are coming down, that would be more comparable?

Jim Andrasick - Matson Navigation Company, Inc. - President, CEO

With respect to Matson?

Jason Kremer - Caris & Company-Analyst

Yes, sorry.

Jim Andrasick - Matson Navigation Company, Inc. - President, CEO

We haven’t provided revenue guidance. I think that embedded in our expectation for 2007 is a cost and a price variance that is relatively balanced. So if we get a spike in cost, that could alter the situation. But otherwise, at least from a planning standpoint, we are trying to offset, one way or the other, the increases and decreases that price and the surcharge would cause.

Jason Kremer - Caris & Company - Analyst

Okay, great. I will jump back in the queue.

Allen Doane -Alexander & Baldwin, Inc. - Chairman, CEO

Chris wanted to make a comment.

Chris Benjamin -Alexander & Baldwin, Inc. - SVP, CFO and Treasurer

We typically focus our guidance --as lucid as it is-- on operating profit for the units. I think there are a couple things that you could look at.

One is, I think we have stated that we anticipate margins probably staying in the 10 to 12% range on a full-year basis. The other thing is we have published general rate increase information on Matson; and of course we have talked about how we will have the benefit of a more complete year of the China service. So I think you can use some of those pieces to approximate revenue.

Jason, don’t drop off. If you have got another question, we will take it, because I believe there is no one else in the queue. So go ahead and ask the question and then-- if you have another one.

Jason Kremer - Caris & Company-Analyst

Okay, I guess, just going back to Kukui’ula, I think I’m a little confused there still. Are you guys going to be getting binding contracts or no binding contracts?

Stan Kuriyama - A&B Land Group - President, CEO

No, as we have stated before.

Jason Kremer - Caris & Company-Analyst

It is just going to go to sales?

Stan Kuriyama - A&B Land Group - President, CEO

Yes.

Allen Doane - Alexander & Baldwin, Inc. - Chairman, CEO

One of the reasons that we go to binding contracts on a lot of projects is that there is a significant gap between the time we start selling the product and when it is available. So, for example, the condominium project, we need to begin construction and we need to have confidence that we have got the sales. So we will go to a binding contract status.

On this project, however, we’re actually going straight to sales very early in the process. So there is no reason to go to a binding contract as the intermediate step. Stan, I don’t know if you want to add anything else? No? Okay.

Jason Kremer - Caris & Company - Analyst

Okay, well, thanks a lot.

Allen Doane - Alexander & Baldwin, Inc. - Chairman, CEO

Then we do have a few folks in the room that I believe would like to ask a question. Tom? Tom, do you want to introduce yourself?

Tom Hazlehurst - Fremont Group - Analyst

Sure, it’s Tom Hazlehurst from Fremont Group. Just a couple of quick questions. First of all, in the CapEx guidance that you gave for real estate, $220 million in 2007, you said most of that is real estate development. Can you kind of just quantify that as roughly what it is? Development versus income?

Stan Kuriyama - A&B Land Group - President, CEO

Maintenance capital for these portfolios is a small fraction of that; maybe 5% of that. The rest would be construction. The largest single project in there would be the completion of construction of our high-rise Keola La'i project.

Tom Hazlehurst - Fremont Group - Analyst

Okay. Then, another question. I think that I read recently that your main competitor for Matson elected to take tonnage tax versus corporate tax, and it is providing a tax advantage. I actually don’t know the details of it at all, but just curious if you guys have looked into it. How does it actually work?

Allen Doane - Alexander & Baldwin, Inc. - Chairman, CEO

Chris has been waiting for this.

Chris Benjamin - Alexander & Baldwin, Inc. - SVP, CFO and Treasurer

I thought Jim might jump in. The short answer there is it is certainly something that we have looked at. Although all of our vessels, as Jim indicated earlier, all of our vessels operate in at least partial domestic freight. The way that the legislation is drafted currently states that if a vessel spends more than 30 days in domestic service during a calendar year or a 12-month period, then it is not eligible for tonnage tax.

So even though our ships spend probably close to 80% --the China ships spend close to 80% outside of the U.S. and the Hawaii market, that is enough time in the domestic market to make them ineligible.

Jim Andrasick - Matson Navigation Company, Inc. - President, CEO

I think I would like to add the comment that we think we have a very strong position and have been trying to change the law to remove that 30-day limitation. Because the whole premise and the whole purpose of that Act was to promote U.S. jobs, create U.S. jobs, and generate more commerce as part of U.S. flag operators.

And we are one of them. We have opened up new markets for U.S. owned, U.S. flag, U.S. crewed vessels in Asia. So we believe that certainly going to be pursuing that in Washington, the re-application of it and in particular the 30 days limitation. So we will be seeking eligibility.

Brendan Maiorana - Wachovia Securities - Analyst

Hi, it’s Brendan Maiorana of Wachovia. My question, first question, is for Stan. A large part of the value proposition of the Company is monetizing the legacy land holdings. If I look at slide 30 and compare that, [look at] your Hawaii investment and compare that to slide 26, which is your development queue, it seems that -- at least in my estimation -- that there is probably a larger portion of development projects that are using legacy land holdings now.

Do you think that is--has there been a concerted effort to push some of the legacy land through the entitlement process? Or is it just the development pipeline is more a function of the lumpiness of the process?

Stan Kuriyama - A&B Land Group - President, CEO

I think, actually, both statements are true. We have -- we always are making concerted effort to entitle lands. We know how important that is for value creation. It is really the building block that we start with. So we at all times have a concerted effort. It is very difficult. It is a very lengthy process, however.

So when we get an entitlement through, then you have that project that is ready to be developed along a number of years. But the major, in terms of new acquisitions, the major acquisitions that contributed to the pipeline already and will continue to do so for a number of years is the Wailea acquisition. But that one because it was already entitled.

Brendan Maiorana - Wachovia Securities - Analyst

Just so I’m clear, isn’t [that] a major shift in--over the past five years, in trying to push those land holdings through the entitlement process?

Stan Kuriyama - A&B Land Group - President, CEO

It was a bit at the high level, just trying to push it through entitlement.

Brendan Maiorana - Wachovia Securities - Analyst

Then a second question would be for Chris. You talked about a desire to increase leverage. One mechanism to do that is by increasing debt. The other would be to reduce your equity base. Can you just talk about your appetite for share repurchases at this point?

Chris Benjamin - Alexander & Baldwin, Inc. - SVP, CFO and Treasurer

Yes, as we said our priority is always strategic investment. As you have seen today, we not only have a fairly sizable capital program baked into the plan, but we also have a number of initiatives that could drive additional capital investment. So that is always our priority.

But as I said, if we have got excess capacity and feel that the stock is a good investment, and we demonstrated earlier in the year that we did feel that, then we will do it again. I cannot put a dollar figure on it; but you know the size of the authorization we have. We’re certainly willing to use that under the right conditions.

Allen Doane - Alexander & Baldwin, Inc. - Chairman, CEO

I think that is really the key, is that there is a very structured and, we hope, thoughtful way that we look at spending your dollars for purposes of growing the Company and investing in the Company. One of the ways that we do it is looking at share repurchases.

We have done this several times over the last number of years, and we have an authorization in place that we can do it again.

I think we have time for one more question. Jonathan?

Jonathan Chappell - JPMorgan - Analyst

Jon Chappell from JPMorgan, for Jim. The rate increase that Matson announced on Friday afternoon, how structured is that? Is that once every six months, once every three months, that you put an internal handling charge? How do you expect the customer acceptance to be, given a little bit slower expectation for the economy and maybe consumer and business optimism?

Jim Andrasick - Matson Navigation Company, Inc. - President, CEO

It has been Matson’s long-standing practice to announce general rate increases every 12 months, so that we give our customers the benefit of planning at least 14 months ahead in this area. We consistently have gotten feedback that that is a good thing. That is what they want.

I guess I should back up and say we have three tiers of pricing. First is a general rate increase; second a terminal handling charge; and the third being a fuel surcharge. So what I’m really addressing here on a 12-month-out basis is the GRI and the terminal handling charge. Those are costs that are inherent in running our business. We can predict them fairly well. A lot of them are contractual in nature for both longshore as well as other types of expenses.

I would say that the rates we announced were--so far I have not seen any overwhelmingly negative feedback. I think there is a general understanding as to levels of inflation that we face, particularly with our ILWU West Coast and Hawaii contracts, which were six-year deals. We are right now entering the fifth year of those contracts. Some of them were back-end loaded with respect to benefits.

So I think it is fair. We are very cautious the way we approach these rate actions. Clearly, A&B as a Company has a lot at stake in Hawaii, and we are not going to do anything to unduly burden the Hawaii economy. The rate increases, we believe, are fair. (inaudible)

Terminal handling charges are what they are. It is getting increasingly more expensive just to lift containers on and off vessels in both the West Coast market as well as Hawaii. And fuel, who knows where that is going? We have taken to adjust our fuel surcharges as necessary as opposed to our previous practice of doing it quarterly.

Jonathan Chappell - JPMorgan - Analyst

(indiscernible) fuels outright, then, right?

Jim Andrasick - Matson Navigation Company, Inc. - President, CEO

Yes, the last two actions have been downward movements in the surcharge.

Jonathan Chappell - JPMorgan - Analyst

Okay, thanks, Jim.

Allen Doane - Alexander & Baldwin, Inc. - Chairman, CEO

Okay, I think our time to conclude our webcast is now. We have been on the air for just slightly over an hour. We want to thank everyone for participating today. Chris, do you have any final comments on people calling you or any further follow-up?

Chris Benjamin - Alexander & Baldwin, Inc. - SVP, CFO and Treasurer

People are welcome to call me.

Allen Doane - Alexander & Baldwin, Inc. - Chairman, CEO

Okay. Thanks a lot, everyone.